Exhibit 10(g)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between TXU CORP. (“Company”), and Jonathan Siegler (“Executive”), and is dated as of August 2, 2004 (“Effective Date”). The Agreement is designed to strengthen the link between Executive’s compensation and long-term shareholder value.

WITNESSETH:

WHEREAS, Company desires to employ Executive;

WHEREAS, Executive desires to accept employment by Company pursuant to all of the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning on the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. Executive understands and agrees that this Agreement is subject to final ratification and approval by the Organization and Compensation Committee of the Board of Directors of Company and by the Board of Directors of Company.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Vice President of Strategy.

1.3 Duties and Services. Executive agrees to serve in the position referred to in Paragraph 1.2. Executive agrees to perform diligently and to the best of his abilities the duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

EXHIBIT 1

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three (3) year period beginning on the Effective Date (“Term”), provided that the Term shall be automatically renewed for successive one (1) year periods following the expiration of the three (3) year period described above, unless either party provides the other party with notice (at least six (6) months before the expiration of the applicable Term) of its (or his) intention not to renew the Term, in which case the Term shall expire at the end of the current Term. Notwithstanding anything to the contrary herein, (i) in the event of a Change in Control (as defined below) when there is less than one (1) year left to the Term, or (ii) if, at the time this Agreement would otherwise expire, Company is in the process of negotiating, with the approval of the Board of Directors or a committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control (“Contemplated Change in Control”), in either case (i) or (ii) above this Agreement shall not expire and the Term shall automatically be extended to the earlier of (a) sixty (60) days after a formal decision by Company or the third party to cease negotiations concerning such Contemplated Change in Control, such formal decision to be evidenced by correspondence between Company and the third party, or a resolution of the Board of Directors or a committee thereof; or (b) one (1) year following the consummation of the Change in Control described in clause (i) above or resulting from such negotiation as described in clause (ii) above.

2.2 Company’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) upon Executive’s death;

(b) upon Executive’s becoming disabled within the meaning of Company’s Long-Term Disability Plan, provided such plan requires Executive to be unable to perform his duties hereunder due to sickness or injury for a period of at least 180 consecutive days (a “Disability”);

(c) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes (i) a breach of his fiduciary duty to Company or its shareholders, (ii) gross neglect or (iii) gross misconduct resulting, in any case, in material economic harm to Company, or upon the conviction of Executive for a felony or other crime involving moral turpitude; or

(d) for any other reason whatsoever, in the sole discretion of Company.

For purposes of this Agreement, a termination by Company under clause (c) above shall constitute a termination by Company for “Cause.” Notwithstanding the foregoing, Company may not terminate Executive’s employment for Cause unless Company has provided Executive with written notice specifying the reason(s) for such termination, and if the circumstances surrounding such termination may be cured by Executive, Company has given Executive a period of not less than thirty (30) days from the date of such notice during which Executive has failed to cure the matter to the reasonable satisfaction of Company.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(a) the assignment to Executive of duties materially inconsistent with the duties associated with the position described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the removal of him from any such positions;

(b) a material diminution in the nature or scope of Executive’s authority, responsibilities, or titles from those applicable to him as of the Effective Date;

(c) the occurrence of acts or conduct on the part of Company or any of its affiliates, or their board of directors, officers, representatives or stockholders, which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

(d) Company requiring Executive’s permanent office to be located more than fifty (50) miles from its current location;

(e) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

(f) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice by Executive of such breach to Company, it being agreed that any reduction in Executive’s then current annual base salary, any reduction in Executive’s Target Bonus (as defined below) or any failure to make the annual awards provided for in Section 3.5, shall constitute a material breach by Company of this Agreement; and

(g) for any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement: (i) a termination of employment by Executive under any of clauses (a) through (f), shall constitute a termination of employment by Executive for “Good Reason;” and (ii) a termination of employment by Executive under clause (g) above shall constitute a termination of employment by Executive “without Good Reason.”

2.4 Notice of Termination. Notwithstanding the provisions in Section 2.1 relating to the Term of this Agreement, if Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Liability for Damages. Notwithstanding anything herein to the contrary, Company agrees not to pursue any claim against Executive resulting from Executive’s termination of this Agreement prior to the expiration of the Term.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to $190,000.00, or such higher amounts as determined in the sole discretion of Company. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives.

3.2 Special Signing Bonus. On, or before Executive’s second pay period of employment, Company shall make a lump-sum cash payment to Executive in the amount of $75,000.00.

3.3 Relocation Expenses.  The Company will reimburse Executive for reasonable expenses associated with relocating to Dallas, Texas, pursuant to the policy attached hereto as Exhibit 1 (“Policy”), except that Section IV (2) of the Policy is hereby amended and incorporated by reference to provide that “the total number of lodging nights under Plan Section II and Plan Section IV combined shall not exceed sixty (60) days.”

3.4 Annual Bonus. In addition to the base salary, during each calendar year during the Term commencing with calendar year 2004, Executive shall have the opportunity to earn an annual cash bonus (“Bonus”) under and subject to the terms and conditions of the TXU Annual Incentive Plan (“AIP”). For purposes of this Agreement, Executive’s “Target Bonus” for calendar year 2004 shall be 40% of Executive’s annualized base salary. For each succeeding calendar year in the Term, Executive’s Target Bonus shall be 40% of Executive’s base salary. To the extent the limitation on awards provided for under the AIP would limit the amount of the Bonus contemplated herein, any amount over and above such AIP limit will be paid by Company contemporaneously with the payment under the AIP.

3.5 Annual Long-Term Incentive Compensation Grants.  Executive will be entitled to receive annual performance-based awards under and subject to the terms of the TXU Long-Term Incentive Compensation Plan (“LTICP”) each year during the Term of this Agreement commencing in 2004. The annual LTICP award for 2004 shall have a target value of 5,000 shares of TXU Corp. common stock, and the annual LTICP award for each succeeding year during the Term of this Agreement shall have a target value of not less than 5,000 shares of TXU Corp. common stock. The initial LTICP award for 2004 shall be made as soon as reasonably practical following the Effective Date and shall be on terms and conditions consistent with other 2004 annual LTICP awards made to executive officers. The annual award for each succeeding year will be made following, and in connection with, the executive officer annual review by the Organization & Compensation Committee of the Board of Directors of TXU Corp. (“O&C Committee”). Except as expressly described herein, all such LTICP awards shall be subject to terms, conditions and restrictions comparable to those contained in awards granted for the corresponding year to executive officers under the LTICP, or such other terms, conditions and restrictions as may be approved by the O&C Committee with the concurrence of Executive.

As the following chart illustrates, and notwithstanding any provisions of the LTICP to the contrary, performance for all Performance-Based Restricted Stock Awards granted under this Section 3.5 shall be measured by TXU Corp.’s total shareholder return (“TSR”) relative to the other companies that comprise the Standard and Poors 500 Electric Utilities Index (“SPELEC”) over the performance period. Minimum, target and maximum performance levels are set in terms of TXU Corp.’s TSR performance against the SPELEC quartiles.

Performance Levels	Zero	Minimum	Target	125% of Target	150% of Target	Maximum
TSR Ranges	40.99th Percentile and below	41st to 50.99th percentiles	51st to 60.99th percentiles	61st to 70.99th percentiles	71st to 80.99th percentiles	81st percentile and above
Payouts	No payout	Interpolate between Minimum and Target (50% to 100% of Target)	Interpolate between 100% of Target and 125% of Target	Interpolate between 125% of Target and 150% of Target	Interpolate between 150% of Target and Maximum (150% and 200% of Target)	Maximum payout (200% of Target)

Except as provided in Section 4.3, once such awards have been granted, they shall be paid in full at the end of the relevant performance period based on actual performance regardless of whether Executive’s employment has previously terminated. In the event Executive’s employment with Company terminates prior to any of the above-described awards being granted to Executive, such awards shall be subject to the provisions of Article 4 herein.

Company shall, if Executive so requests, satisfy any income tax withholding obligations in respect of the payment of any amounts under the LTICP by withholding amounts otherwise issuable to Executive under such award.

3.6 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.7 Other Employee Benefits. Executive shall be entitled to participate in all of Company’s employee benefit plans, programs, arrangements and fringe benefit policies made available to similarly situated senior executives of the Company to the extent he is qualified to do so by virtue of his employment with Company, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended from time to time.

3.8 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a) Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, bar related expenses, costs of entertainment and business development, and costs reasonably incurred as a result of Executive’s spouse accompanying Executive on business travel.

(b) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive’s headquarters office.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration of Term. If Executive’s employment hereunder shall terminate upon expiration of the Term, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that:

(a) Company shall pay to Executive all Accrued Obligations (as defined below in Section 4.8) in a lump sum in cash within thirty (30) days after the date of termination of Executive’s employment (the “Date of Termination”). For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage (as defined below)) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall pay Executive a pro rata annual Bonus for the year of termination based on actual performance at the time when bonuses are paid to senior executives generally.

(c) All outstanding awards which had been made to Executive pursuant to Section 3.5 (for purposes of this Article 4, “LTICP Awards”) shall not be forfeited and shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards.

(d) Company shall provide Executive and his eligible dependents with continuous health care coverage under and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”) at the prevailing active employee rate for up to eighteen (18) months from such termination.

(e) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(f) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the Date of Termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or a portion thereof as described in Section 3.4.

4.2 By Company Without Cause or By Executive for Good Reason Prior to Expiration of Term. If Executive’s employment hereunder shall be terminated by Company without Cause, or by Executive for Good Reason, prior to the expiration of the Term then, upon such termination, the payments and benefits described below will be provided to Executive, or in the event of Executive’s death, to his spouse (or his estate if he is not married or his spouse does not survive him):

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall immediately pay Executive a lump sum payment equal to the then current annualized base salary provided for under Section 3.1 and the Target Bonuses due as described in Section 3.4, through the remainder of the Term, provided that the lump sum shall not be less than the sum of Executive’s annualized base salary and Target Bonus.

(c) All outstanding LTICP Awards shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.5 on or prior to the expiration date of the Term shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.5. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award.

(d) Company shall pay Executive an amount equal to: (i) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans); and (ii) the matching contributions which would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twelve (12) months.

(e) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(f) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(g) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any unpaid annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.4.

    4.3 By Executive Without Good Reason or By Company for Cause. If Executive’s employment hereunder shall be terminated by Company for Cause or by Executive without Good Reason, then all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that:

(a) Company shall pay to Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing COBRA rate for up to eighteen (18) months from such termination.

(c) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(d) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.4.

(e) Any unvested or ungranted LTICP awards described in Section 3.5 shall be forfeited.

4.4 Upon Executive’s Death or Disability.In the event of Executive’s death or Disability during the Term, this Agreement shall terminate, and Executive, or Executive’s spouse in the event of his death (or his estate in the event he is not married or his spouse does not survive him) will be entitled to receive the following:

(a) Company shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company shall immediately pay Executive (or Executive’s surviving spouse or estate, as the case may be) a lump sum payment equal to the sum of Executive’s then current annualized base salary provided for under Section 3.1 plus the Target Bonus defined in Section 3.4.

(c) Company shall pay Executive a pro rata annual Bonus for the year of termination based on actual performance at the time when bonuses are paid to senior executives generally.

(d) All outstanding LTICP Awards shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.5 during the one (1) year period following the date of Executive’s death or Disability shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.5. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award. Any LTICP Awards provided for in Section 3.5 which remain ungranted after application of this subsection 4.4(d) shall be forfeited.

(e) Company shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to thirty-six (36) months from such termination.

(f) Company’s obligations under Sections 4.6 and 5.1 shall continue.

(g) Company shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.4.

4.5 Termination Following Change in Control. If Executive’s employment is terminated by Company (or its successor) without Cause or Executive terminates his employment with Company (or its successor) with Good Reason in either case within twenty-four (24) months after a Change in Control (as defined in Section 4.8 below), Executive will be entitled to the following benefits:

(a) Company (or its successor) shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination. For the avoidance of doubt, salary, annual bonus, vacation and sick leave, other employee benefits (except for COBRA Coverage and retiree medical) and other perquisites shall cease to accrue as of the Date of Termination.

(b) Company (or its successor) shall immediately pay Executive a lump sum payment equal to the then current annualized base salary provided for under Section 3.1 and the Target Bonuses due as described in Section 3.4, through the remainder of the Term, provided that the lump sum shall not be less than two times the sum of Executive’s annualized base salary and Target Bonus.

(c) All outstanding LTICP Awards shall not forfeit and shall be paid at the times and in the amounts, provided for in, and subject to the terms and conditions of, such awards. Additionally, all ungranted LTICP Awards that would have been made to Executive pursuant to Section 3.5 on or prior to the expiration date of the initial three (3) year Term shall be immediately granted. The performance period for each such previously ungranted LTICP Award shall be the performance period that would have applied had the award been made at the time provided for in Section 3.5. Each such previously ungranted LTICP Award shall be delivered or paid following the applicable performance period in accordance with the terms of the award.

(d)  Company shall pay Executive an amount equal to: (i) the forfeited portion of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans); and (ii) the matching contributions which would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional 36 months.

(e) Company (or its successor) shall provide Executive and his eligible dependents with COBRA Coverage at the prevailing active employee rate for up to eighteen (18) months from such termination.

(f) Company’s (or its successor’s) obligations under Sections 4.6 and 5.1 shall continue.

(g) Company (or its successor) shall pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program, including any Annual Bonus earned in the prior calendar year or portion thereof as described in Section 3.4.

4.6 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten (10) business days after the receipt of such claim. Company shall notify Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. Company’s obligation under this Section 4.6 shall continue after the termination or expiration of the Term.

4.7 Payment Obligations Absolute / Release of Claims. Except as set forth in the following paragraph, Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

Executive acknowledges and agrees that the payments and benefits provided for in this Article 4 constitute the exclusive remedy of Executive upon termination of employment for any reason. Executive further agrees that as a condition to receiving such payments and benefits, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, Company in a form reasonably requested by Company.

4.8 Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without in any way limiting the foregoing, a Change in Control shall be deemed to have occurred if any one or more of the following events occurs: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company then outstanding securities having the right to vote at elections of directors of the Company (“Voting Securities”); (ii) individuals who constitute the board of directors of the Company on the Effective Date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date of this Agreement whose election, or nomination for election by the Company shareholders, was approved by at least three-quarters of the Company’s directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this clause (ii), be considered as though such person were a member of the Incumbent Board; (iii) a recapitalization or reclassification of the Voting Securities of the Company, which results in either (a) a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants), or (b) an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets of the Company are liquidated or transferred to an unrelated party; or (v) the Company is a party to a merger, consolidation, reorganization or similar transaction pursuant to which the Company is not the surviving ultimate parent entity. For purposes of this definition, the terms “Person” shall mean and include any individual, corporation, partnership, group association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “Independent Shareholder” shall mean any shareholder of the Company except any employee(s) or director(s) of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

(b) The term “immediately” wherever used herein to refer to the timing of a payment or other performance requirement of this Agreement, shall mean within ten (10) business days after the date such payment or performance becomes due.

(c) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) Executive’s base salary through the Date of Termination to the extent not previously paid, (ii) the signing bonus provided for in Section 3.2 to the extent not previously paid, (iii) except as otherwise previously requested by Executive, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Date of Termination to the extent not previously paid and (iv) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not previously paid.

4.9 Confidentiality and Nondisclosure. Executive understands and agrees that he will be given Confidential Information (as defined below), and specialized training relating to such Confidential Information, during his employment with Company relating to the business of Company and/or its affiliates. Except as authorized within the course and scope of his employment, Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Company and/or its affiliates. Executive agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Company and/or its affiliates, and to return, prior to Executive’s termination of employment, any such information in Executive’s possession. If Executive discovers or comes into possession of any such information after his termination, he shall promptly return it to Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Company or any of its affiliates or customers and (a) is proprietary to, about, or created by Company or its affiliates or customers; (b) gives Company or its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Company or its affiliates or customers; and (c) is not typically disclosed by Company or its affiliates or customers, or known by persons who are not employed by Company or its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include information not generally available to the public pertaining to Company’s business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies and plans for various products and services, global operational planning, and acquisition and divestiture planning.

4.10 Noncompetition and Non-Solicitation. Executive acknowledges and agrees that: (1) in order to perform his obligations and job duties for Company, Executive will gain training and access to Confidential Information regarding Company and/or its affiliates or customers; (2) use of such Confidential Information in competition with Company and/or its affiliates or customers would be detrimental to the business interests of Company and/or its affiliates or customers; and (3) Executive would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without his promises and agreements contained in the following paragraph. Executive also acknowledges and agrees that the services he will be performing for Company, and the Confidential Information and training he will be provided, relate to all operations of Company and will not be limited to any specific geographic location within which Company, or any of its affiliates, conducts business.

In the event this Agreement is terminated pursuant to the provisions of Sections 4.1, 4.2, 4.3 or 4.5 above, Executive agrees that for a period of one (1) year after such termination, Executive shall not, directly or knowingly indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) engage or participate in a business which competes in a material manner with Company or any of its affiliates in the geographic locations in which Company (or such affiliates) conduct business; (b) solicit, induce, encourage or in any way cause any of Company’s (or affiliate’s) customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Company (or its affiliates) during the term of Executive’s employment with Company to reduce or terminate its business relationship with Company (or such affiliate); or (c) solicit, recruit, induce, encourage or in any way cause any employee of Company (or an affiliate) to terminate his employment with Company (or such affiliate).

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification; D&O Insurance.

(a) If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JP Morgan Chase Bank, N.A. at its principal office in Dallas, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred by Executive in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

(b) Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was an employee of Company, or any subsidiary of Company or is or was serving at the request of Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (“Proceeding”), Executive shall be indemnified and held harmless by Company to the fullest extent permitted by applicable law.

(c) Company shall provide Executive with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of Company respecting liabilities, costs, charges and expenses of any type whatsoever incurred or sustained by Executive (or Executive’s legal representative or other successors) in connection with a Proceeding.

Company’s obligations under this Section 5.1(a), (b) and (c) shall continue after the termination of this Agreement.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows:

If to Company to:	Eric H. Peterson
Executive Vice President and General Counsel
TXU Corp.
1601 Bryan Street Dallas, Texas 75201-3411
If to Executive to:	The most recent address on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.11 Term. The term of this Agreement is co-extensive with the Term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination or by its terms continues following the termination of the Term, including without limitation sections 4.6, 4.7, 4.9, 4.10 and 5.1 of this Agreement.

5.12 Entire Agreement; Conflict. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. In the event of any conflict between the terms of this Agreement and the terms of any policy, plan or program of Company, the terms of this Agreement shall govern.

5.13 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors and from the board of directors of any affiliate of Company, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

TXU CORP.

By:	/s/ David A. Campbell
Name:	David A. Campbell
Dated:	7/16/04

EXECUTIVE

Signature:	/s/ Jonathan A. Siegler
Printed Name:	Jonathan A. Siegler
Dated:	16 July 2004

CATEGORY III - REIMBURSABLE ITEMS

PROPER DOCUMENTATION IS REQUIRED FOR ALL EXPENDITURES $25 OR MORE

I. PRE-MOVE HOUSE HUNTING

The Company will reimburse the following reasonable expenses incurred while searching for a new residence:

1.	Mileage (at the applicable rate) for use of the employee’s personal vehicle, or
2.	Coach air fare and rent car for new employee and spouse, and
3.	Reasonable cost of meals and lodging for new employee and spouse not to exceed three (3) nights lodging and four (4) days meals.

II. TRAVEL FROM OLD TO NEW LOCATION

The Company will reimburse the following reasonable expenses incurred in moving from the old principal place of residence to the new principal place of residence:

1.	Mileage (at the applicable) rate for two (2) personal vehicles, and
2.	Reasonable cost of meals and lodging for new employee, spouse and legal dependents while in transit.

III. TRANSPORTATION OF HOUSEHOLD GOODS AND PERSONAL EFFECTS

The expenses the Company will pay regarding the new employee’s move from the old location to the new location include the following:

1.	Packing and unpacking,
2.	Shipping,
3.	Insurance to cover reasonable replacement value of goods and personal effects,
4.	Appliance service,
5.	Rental trailers and vehicles (with prior approval),
6.	Mileage (at applicable rate) for personal vehicle when used to pull trailer,
7.	With the prior approval of the Company, the new employee will be reimbursed for up to one (1) month’s storage cost on ordinary household goods.

Selection of the mover is at the discretion of the Company. The Company will not pay for the removal or installation of antennas, transportation of livestock, boats, campers, vacation-type mobile homes, cord wood or out-buildings. At the Company’s discretion, other unusual items may be disallowed as reimbursable. ANY EXPENSES PAYABLE BY THE MILITARY ARE EXCLUDED.

1.	If a mobile home is the primary residence, the Company will pay certain expenses incurred in moving the mobile home to the new location.

IV. TEMPORARY LIVING

1.
If the new employee is required to begin work prior to the availability of permanent residence, the Company will reimburse the employee for the reasonable cost of lodging only for the new employee, spouse, and legal dependents.

2.	The total number of lodging nights under Plan Section II and Plan Section IV combined will not exceed thirty (30) days.

V.  PURCHASE EXPENSE OF NEW RESIDENCE

The Company will reimburse the following expenses if paid by the new employee and if the new employee relocates to the new location within one (1) year of their employment date:

1.	Attorney fee
2.	Escrow fee
3.	Title policy cost
4.	Survey cost
5.	Credit report fee
6.	Appraisal fee
7.	Recording or transfer fee
8.	Filing fee
9.	Termite Inspection
10.	Underwriters fee
11.	Funding fee (VA only)
12.	Structural inspection
13.	Normal market based discount points
14.	Loan origination or loan commitment fee
15.	Assumption fee

Discount points, loan origination fee, loan commitment fee and assumption fee will be reimbursed on the basis of actual fee not to exceed two and half (2.5) points. No buy down points will be reimbursed. A closing statement must be provided before expenses are reimbursed.

VI. SALE OF OLD RESIDENCE

A new employee who sells their residence at the old location within one (1) year of their employment date may, subject to entering into an employment agreement (a copy of which is attached) receive reimbursements for expenses reasonably incurred in the sale of their residence as follows:

1.	Real estate commission (if real estate agent used)
2.	Escrow fee
3.	Title insurance policy
4.	Appraisal fee
5.	Advertising cost (newspaper)
6.	Attorney fee
7.	Recording and transfer fee
8.	Prepayment penalty ($500 limit)
9.	Termite inspection
10.	Normal market based seller discount points
11.	Tax and abstract certificates

Employee must provide closing statement before expenses will be reimbursed.

VII. RESIDENCE WITH SURROUNDING ACREAGE

The Company will reimburse expenses incurred in connection with the sale and/or purchase of properties as provided in Section V and Section VI hereof. In the event that the transaction involves a principal residence with an adjoining tract of land in excess of five (5) acres, the Company will only reimburse the portion of the expenses which bear the same relationship to the total expenses as the appraised value of the residence and surrounding five acres bears to total appraised value of the property. For purposes of determining the appraised value, an appraiser will be selected who is acceptable to both the new employee and the Company.

VIII. MORTGAGE INTEREST DIFFERENTIAL (MID)

Mortgage Interest Differential (MID) will be available at such time when the current 30 year interest rate (nationally) exceeds twelve percent (12%).

In the event the employee has a mortgage loan on the old residence and purchases a replacement home at the new location with the mortgage loan which bears a higher rate of interest, the Company will pay a MID to the employee. This MID will be derived by multiplying the mortgage balance on the former house or new house (whichever is less) by the difference in interest rates, less 1% between the old and new mortgages. These payments will be reimbursed over a three (3) year period in equal annual payments.

In order to qualify for MID, the new employee must complete property documentation and attach supporting papers to verify balances and interest rates at both the old and new location.

Example of computation:

MORTGAGE BALANCE ON FORMER OR NEW HOME WHICHEVER IS LESS	INTEREST RATE DIFFERENTIAL OLD 8% -NEW 12%	ANNUAL REIMBURSEMENT FOR THREE (3) YEARS
$40,000	x 4% - 1% - 3% =	$1,200

Amount paid to employee, as “other earnings” annually for three (3) years will be $1,200.

No payment will be made after the earlier of the following:
- Expiration of the three (3) year period
- The employee terminates employment, or
- The new loan is paid off,
- The employee sells the home (unless the sale is the result of a Company requested transfer of the affected employee).

The employee shall promptly report any event to the H.R. Department, which would result in termination or change of payments. A change in the new mortgage interest rate (i.e., refinance or variable interest rate) during the MID reimbursement period will result in a change in the MID payments. Annual verification will be made prior to payments.

IX. LEASE CANCELLATION

If you are unable to break your rental or lease agreement in the old location, the Company will provide you with lease cancellation assistance of up to the amount of three (3) month’s rent. You must provide proper documentation (lease agreement outlining lease breaking features and related receipts) of these expenses. You will not be reimbursed for informal agreements, security/damage or pet deposits.

X. EMPLOYEE TAX WITHHOLDING ALLOWANCE

The taxable portion of the expenses reimbursed to or paid on behalf of the employee by the Plan will be increased by 36% and added to the employee’s payroll check. Please be aware that this increase (commonly referred to as a tax gross up) is designed to assist you with the income tax implications of the relocation benefits paid to you on your behalf.

However, this provision will not make you whole. In other words, when the grossed up amount is processed by payroll, taxes are withheld at a flat rate on the total amount. This calculation will result in an approximate reimbursement of 88.8% of the original dollar amount requested. If you have questions, please contact Payroll or your HR Relocation Representative.